Exhibit 99.1

TALBOTS REPORTS IMPROVED FIRST QUARTER FISCAL 2012 RESULTS

-Earnings Per Share of $0.02; Adjusted Earnings Per Share of $0.09

-Operating Income of $5.6M; Adjusted Operating Income of $10.5M

-Board of Directors Continues to Actively Explore a Full Range of Strategic Alternatives

HINGHAM, MA, May 25, 2012 — The Talbots, Inc. (NYSE:TLB) today reported results for the quarter ended April 28, 2012, with an increase in both operating income and adjusted operating income compared to the prior year period. The Company also commented on key initiatives and actions.

First quarter income from continuing operations was $1.2 million, or $0.02 per share, compared to last year’s income from continuing operations of $0.9 million, or $0.01 per share.

Adjusted first quarter income from continuing operations was $6.0 million, or $0.09 per share, excluding special items of $4.8 million, or $0.07 per share, compared to last year’s adjusted income from continuing operations of $5.3 million, or $0.08 per share.

A full reconciliation of GAAP to non-GAAP (“adjusted”) items is included with this release.

Trudy F. Sullivan, Talbots President and Chief Executive Officer, commented, “We are pleased to have achieved profitability in the first quarter, driven by improved merchandise margin compared to the prior year period as well as strong inventory and expense management. Overall, we continue to focus on further enhancing our product, re-engaging with our core customer and executing our key strategic initiatives as the Board continues to actively explore a full range of strategic alternatives.”

First Quarter 2012 Operating Results

•	Operating income was $5.6 million, compared to prior year’s operating income of $3.2 million.

•	Adjusted operating income, excluding special items of $4.8 million, was $10.5 million, an increase of $2.9 million, compared to prior year’s adjusted operating income of $7.6 million.

•

Net sales decreased 8.4% to $275.9 million, compared to $301.3 million in the same period last year, due in part to the impact of store closings in fiscal 2011 as a result of the Company’s store rationalization plan.

•

Consolidated comparable sales, which includes stores, Internet, catalog and red-line sales, decreased 3.8% compared to the prior year. Consolidated comparable sales exclude stores closed or scheduled to close under the Company’s store rationalization plan.

•

Store sales decreased 9.1% to $218.9 million, compared to $240.8 million in the same period last year. Comparable store sales decreased 2.2% in the first quarter of 2012, and exclude stores closed or scheduled to close under the Company’s store rationalization plan.

•	Direct marketing sales, including Internet, catalog and red-line, decreased 5.8% in the quarter to $57.0 million, compared to $60.5 million in the same period last year.

•

Cost of sales, buying and occupancy as a percent of net sales decreased 90 basis points to 63.5%, compared to 64.4% last year. This decrease was due in part to a 60 basis point improvement in merchandise margin resulting from lower levels of markdowns. Additionally, buying and occupancy as a percent of net sales leveraged 30 basis points.

•

Selling, general & administrative (SG&A) expenses as a percent of net sales increased 50 basis points to 33.6% compared to the prior year. On a dollar basis SG&A decreased $7.2 million from the prior year period to $92.6 million, and included a total of $2.5 million in net expense obligations in connection with executive search and legal and advisory fees associated with the Company’s exploration of strategic alternatives. Additionally, SG&A expenses were impacted by estimated incremental performance-based compensation for which no comparable compensation was recorded in the same period of the prior year.

•	Total inventory decreased 6.2% to $166.2 million, compared to $177.1 million in the same period last year, due to a planned decrease in spring receipts.

•

Total outstanding debt was $197.9 million, an increase of $111.1 million compared to $86.8 million last year. Total outstanding debt includes $122.9 million under the Company’s revolving credit facility and $75.0 million under its term loan, entered into on February 16, 2012.

•	In the first quarter, the Company opened four Talbots upscale outlets, closed five Talbots stores and ended the period with 516 stores, or 540 locations, including 47 Talbots upscale outlet stores.

Key Initiatives Update

Store Rationalization Plan

The Company closed eight locations, including five full stores, during the first quarter of fiscal 2012 and has closed 90 locations in total, including 74 full stores, since the acceleration of the Company’s store rationalization plan in March 2011. The Company continues to expect to close approximately 110 locations in total and will look to close additional stores opportunistically in 2012.

The locations that have closed or are planned for closure contributed approximately $10.1 million in sales and $0.4 million in operating loss in the first quarter of 2012, including $0.8 million in restructuring charges. Last year’s first quarter contribution was approximately $21.0 million in sales and approximately $4.0 million in operating loss, including $2.0 million in restructuring charges and $1.2 million in impairment of store assets.

Expense Management

The Company continues to make progress in pursuing opportunities to lower expenses. As a result, the Company has identified and implemented expense reductions that are expected to result in approximately $43.0 million in annualized cost savings toward its $50.0 million anticipated annualized cost reduction initiative announced on December 1, 2011. The Company expects to complete its cost reduction initiative by the end of fiscal 2012.

The Company Continues to Explore Strategic Alternatives

The extension of the exclusivity period the Company and Sycamore Partners entered into on May 15, 2012 in connection with Sycamore Partners’ non-binding proposal to acquire all of the Company’s outstanding common stock for $3.05 per share expired on May 24, 2012.

Sycamore Partners informed the Company that it is not prepared to execute a transaction at this time. The Company remains open to pursuing a transaction with Sycamore Partners at $3.05 per share pursuant to an acceptable merger agreement providing for an appropriate level of closing certainty and supported by firm debt and equity financing commitments.

The Board of Directors will actively explore other strategic alternatives to maximize value for all Talbots shareholders. Pending the evaluation, the Company will continue to pursue its long range plan. In addition, the Board of Directors continues its previously announced search for a successor President and Chief Executive Officer.

The Company’s Board of Directors is being advised in this process by its financial advisor, Perella Weinberg Partners, and legal advisor, White & Case LLP.

Conference Call Details

Talbots will host a conference call Tuesday, May 29, 2012 at 4:30 PM local time to discuss first quarter results. To listen to the call, please dial (866) 336-2423 and provide the passcode “TLB” or log on to www.thetalbotsinc.com/ir/ir.asp. The call will also be archived on its website www.thetalbotsinc.com for a period of twelve months. In addition, an audio replay of the call will be available shortly after its conclusion and archived through June 1, 2012. The archived call may be accessed by dialing (855) 859-2056; passcode 85892964.

The Talbots, Inc. is a leading specialty retailer and direct marketer of women’s apparel, shoes and accessories. At the end of the first quarter of 2012, the Company operated 516 Talbots stores in 46 states and Canada. Talbots brand on-line shopping site is located at www.talbots.com.

CONTACT:	The Talbots, Inc.
Julie Lorigan
Senior Vice President, Investor and Media Relations
(781) 741-7775

FTI Consulting, Inc.
Leigh Parrish, Rachel Rosenblatt
Investor and Media Relations
(212) 850-5651, (212) 850-5697

Forward-looking Information

This Press Release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “look,” “projected,” “believe,” “anticipate,” “outlook,” “will,” “would,” “should,” “intend,” “potential” or other similar statements or variations of such terms. All of the information concerning our future liquidity, future net sales, gross profit margins and other future results, achievement of operating plan or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives, the outcome of strategic review process, anticipated cost savings and other reduced spending and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information. Our forward-looking statements are based on a series of expectations, assumptions, estimates and projections about the Company, are not guarantees of future results or performance and involve substantial risks and uncertainty, including assumptions and projections concerning our internal operating plan, regular-price, promotional and markdown selling, operating cash flows, liquidity and sources and availability of credit for all forward periods. Our business and our forward-looking statements involve substantial known and unknown risks and uncertainties, including the following risks and uncertainties:

•	the ability to achieve our operating and strategic plans for operating results, working capital and cash flows;
•	the risks associated with our efforts to maintain our traditional customer and expand to attract new customers;
•	the risks associated with competitive pricing pressures and the current increased promotional environment;
•	the ability to reduce spending as needed;
•	the ability to access on satisfactory terms, or at all, adequate financing and other sources of liquidity, as and when necessary, to fund our continuing operations, working capital needs, strategic and cost reduction initiatives and other cash needs and to obtain further increases in our debt facilities, extend and continue our trade payables arrangement with our exclusive sourcing agent and obtain other or additional debt or credit facilities or other internal or external liquidity sources if cash flows from operating activities or other capital resources are not sufficient for our cash requirements at any time or times;

•	the ability to successfully increase our customer traffic and the success and customer acceptance of our merchandise offerings in our stores, on our website and in our catalogs;
•

the satisfaction of all borrowing conditions under our debt facilities including accuracy of all representations and warranties, no defaults or events of default, absence of material adverse effect or change and all other borrowing conditions;

•

the risks associated with our efforts to successfully implement, adjust as appropriate and achieve the benefits of our strategic initiatives including store rationalization, store re-imaging, information technology reinvestments, store segmentation, upscale outlet expansion and any other future initiatives that we may undertake;

•	the ability to attract and retain talented and experienced executives that are necessary to execute our strategic initiatives;
•

the risks associated with our appointment of an exclusive global apparel sourcing agent, including that the anticipated benefits and cost savings from this arrangement may not be realized or may take longer to realize than expected and the risk that upon any cessation of this relationship, for any reason, we would be unable to successfully transition to an internal or other external sourcing function;

•	any impact to or disruption in our supply of merchandise;
•

the continuing impact of the U.S. economic environment on our business, continuing operations, liquidity and financial results, including any negative impact on consumer discretionary spending, substantial loss of household wealth and savings and continued high unemployment levels;

•

the ability to continue to purchase merchandise on open account purchase terms at existing or future expected levels and with acceptable payment terms and the risk that suppliers could require earlier or immediate payment or other security due to any payment concerns;

•	the ability to accurately estimate and forecast future regular-price, promotional and markdown selling and other future financial results and financial position;
•	any negative publicity concerning the specialty retail business in general or our business in particular;
•	the risk of any further increases in postretirement benefit and funding obligations;
•

the risk that estimated or anticipated costs, charges and liabilities to settle and complete the transition and exit from and disposal of the J. Jill business, including both retained obligations and contingent risk for assigned obligations, may be materially greater than anticipated;

•	the risk of material impairment of our goodwill, trademarks or long-lived assets;
•

the risks associated with our efforts in transforming our information technology systems to meet our changing business systems and operations, including the ability to maintain adequate system security controls;

•	any significant interruption or disruption in the operation of our distribution facility or the domestic and international transportation infrastructure; and

•

the risks and uncertainties associated with the outcome of current and future litigation, claims, tax audits and tax and other proceedings and the risk that actual liabilities, assessments or other financial impact will exceed any estimated, accrued or expected amounts or outcomes.

•	the risks associated with any uncertainties arising related to our ongoing review of strategic alternatives.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, we do not undertake or plan to update or revise any such forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections or other circumstances affecting such forward-looking statements occurring after the date of this Press Release, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. Any public statements or disclosures by us following this Press Release which modify or impact any of the forward-looking statements contained in this Press Release will be deemed to modify or supersede such statements in this Press Release.

In addition to the information set forth in this Press Release, you should carefully consider the risk factors and risks and uncertainties included in our Annual Report on Form 10-K for the fiscal year ended January 28, 2012 and other periodic reports filed with the SEC.

THE TALBOTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Amounts in thousands except per share data

	Thirteen Weeks Ended
	April 28, 2012	April 30, 2011
Net sales	$275,915	$301,310

Costs and expenses
Cost of sales, buying and occupancy	175,338	193,965
Selling, general and administrative	92,569	99,811
Restructuring charges	2,364	2,265
Impairment of store assets	—	1,217
Merger-related costs	—	885

Operating income	5,644	3,167

Interest
Interest expense	4,641	2,044
Interest income	8	16

Interest expense, net	4,633	2,028

Income before taxes	1,011	1,139

Income tax (benefit) expense	(175)	231

Income from continuing operations	1,186	908

Loss from discontinued operations	(93)	(169)

Net income	$1,093	$739

Basic earnings per share:
Continuing operations	$0.02	$0.01
Discontinued operations	—	—

Net earnings	$0.02	$0.01

Diluted earnings per share:
Continuing operations	$0.02	$0.01
Discontinued operations	—	—

Net earnings	$0.02	$0.01

Weighted average shares outstanding:
Basic	69,401	68,709

Diluted	69,713	69,276

THE TALBOTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

Amounts in thousands

	April 28, 2012	January 28, 2012	April 30, 2011
Cash and cash equivalents	$22,381	$8,739	$8,569
Customer accounts receivable, net	159,046	141,902	164,282
Merchandise inventories	166,168	164,734	177,134
Other current assets	25,793	30,035	53,828

Total current assets	373,388	345,410	403,813

Property and equipment, net	165,559	169,765	181,595
Goodwill	35,513	35,513	35,513
Trademarks	75,884	75,884	75,884
Other assets	24,093	17,610	18,970

Total Assets	$674,437	$644,182	$715,775

Accounts payable	$74,596	$99,272	$97,790
Trade payables financing	—	21,771	—
Accrued liabilities	132,895	132,685	122,314
Revolving credit facility	122,924	116,450	86,800
Current portion of term loan	2,000	—	—

Total current liabilities	332,415	370,178	306,904

Term loan	73,000	—	—
Deferred rent under lease commitments	71,603	75,410	88,742
Deferred income taxes	28,456	28,456	28,456
Other liabilities	149,906	154,163	105,512
Stockholders' equity	19,057	15,975	186,161

Total Liabilities and Stockholders' Equity	$674,437	$644,182	$715,775

THE TALBOTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

Amounts in thousands

	Thirteen Weeks Ended
	April 28, 2012	April 30, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,093	$739
Loss from discontinued operations	(93)	(169)

Income from continuing operations	1,186	908
Depreciation and amortization	11,196	13,893
Stock-based compensation	1,910	2,894
Amortization of debt issuance costs	606	549
Impairment of store assets	—	1,217
Gift card breakage income	(1,404)	(165)
Deferred and other items	(3,168)	(4,165)
Changes in:
Customer accounts receivable	(17,125)	(18,759)
Merchandise inventories	(1,383)	(18,921)
Accounts payable	(25,311)	5,417
Accrued liabilities	928	(14,478)
All other working capital	231	(18,993)

Net cash used in operating activities	(32,334)	(50,603)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(6,900)	(9,697)
Proceeds from disposal of property and equipment	53	—

Net cash used in investing activities	(6,847)	(9,697)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on revolving credit facility	495,950	507,200
Payments on revolving credit facility	(489,476)	(445,916)
Borrowings on term loan	75,000	—
Change in trade payables financing, net	(21,771)	—
Payment of debt issuance costs	(5,858)	—
Proceeds from options exercised	—	1
Purchase of treasury stock	(567)	(2,174)

Net cash provided by financing activities	53,278	59,111

EFFECT OF EXCHANGE RATE CHANGES ON CASH	19	368

CASH FLOWS FROM OPERATING ACTIVITIES OF DISCONTINUED OPERATIONS	(474)	(791)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	13,642	(1,612)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	8,739	10,181

CASH AND CASH EQUIVALENTS, END OF PERIOD	$22,381	$8,569

SEC Regulation G

THE TALBOTS, INC. AND SUBSIDIARIES

Reconciliation of GAAP income from continuing operations to

non-GAAP ("adjusted") income from continuing operations (unaudited)

Amounts in thousands except per share amounts

	For the 13 weeks ended April 28, 2012		For the 13 weeks ended April 30, 2011
Income from continuing operations	$1,186	$0.02	$908	$0.01
Restructuring charges (a)	2,364	0.03	2,265	0.04
Impairment of store assets (a)	—	—	1,217	0.02
Merger-related costs (a)	—	—	885	0.01
Executive retirement (a) (b)	766	0.01	—	—
Evaluation of strategic alternatives (a) (c)	1,703	0.03	—	—
Store re-image initiative (a) (d)	11	—	73	—

Adjusted income from continuing operations	$6,030	$0.09	$5,348	$0.08

Reconciliation of GAAP operating income to non-GAAP ("adjusted") operating income (unaudited)
Amounts in thousands
	For the 13 weeks ended April 28, 2012		For the 13 weeks ended April 30, 2011
Operating income	$5,644		$3,167
Restructuring charges	2,364		2,265
Impairment of store assets	—		1,217
Merger-related costs	—		885
Executive retirement (b)	766		—
Evaluation of strategic alternatives (c)	1,703		—
Store re-image initiative (d)	11		73

Adjusted operating income		$10,488	$7,607

(a)	No tax effect was attributed to these adjustments as the Company realized only a nominal ordinary effective tax rate in the period and no ordinary federal income tax expense, due to the continued maintenance of a full valuation allowance against its net deferred tax assets excluding deferred tax liabilities for non-amortizing intangibles. No discrete tax items during the period were related to these adjustments.

(b)	In December 2011, the Company announced the planned retirement of its President and Chief Executive Officer, Trudy Sullivan. Costs incurred related to this event include the Company's estimated obligation to Ms. Sullivan upon her retirement, in accordance with the terms of her employment agreement, as well as related corporate transition costs of identifying a successor President and Chief Executive Officer.

(c)	In December 2011, the Company's Board of Directors announced its plan to explore a full range of strategic alternatives to maximize value for Talbots stockholders. Costs incurred related to this process include certain third party legal and advisory costs.

(d)	In the second quarter of 2010, the Company began its store re-image initiative. Costs incurred related to the initiative include accelerated depreciation of leasehold improvements and other costs associated with property disposed of under the program.

THE TALBOTS, INC. AND SUBSIDIARIES

Additional Store Metrics

Store Count (unaudited)
	April 30, 2011	Openings	Closings	Conversions	January 28, 2012	Openings	Closings	April 28, 2012
Retail	515	—	(60)	—	455	—	(4)	451
Upscale Outlets	34	12	(1)	(2)	43	4	—	47
Surplus Outlets	19	—	(2)	2	19	—	(1)	18

Total	568	12	(63)	—	517	4	(5)	516

Location Count (including individual store concepts) (unaudited)
	April 30, 2011	Openings	Closings	Conversions	January 28, 2012	Openings	Closings	April 28, 2012
Retail	554	—	(72)	—	482	—	(7)	475
Upscale Outlets	34	12	(1)	(2)	43	4	—	47
Surplus Outlets	19	—	(2)	2	19	—	(1)	18

Total	607	12	(75)	—	544	4	(8)	540

Total Store Selling Square Footage (unaudited) Amounts in thousands
	April 30, 2012	January 28, 2012	April 28, 2012
Retail	2,834	2,587	2,529
Upscale Outlets	118	146	158
Surplus Outlets	149	154	141

Total	3,101	2,887	2,828